EXHIBIT 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
By and Among
VF CORPORATION,
RING COMPANY,
RING FIVE LLC,
SEVEN FOR ALL MANKIND, LLC,
and
CERTAIN UNITHOLDERS LISTED
ON THE SIGNATURE PAGES HERETO
Dated as of July 26, 2007

i

ii

iii

     AGREEMENT AND PLAN OF MERGER, dated as of July 26, 2007 (this “Agreement”), by and among VF Corporation, a Pennsylvania corporation (“Parent”), Ring Company, a Delaware corporation and wholly-owned subsidiary of Parent (the “Buyer”), Ring Five LLC, a Delaware limited liability company and an indirect wholly-owned Subsidiary of Buyer (“Acquisition Sub”), Seven For All Mankind, LLC, a Delaware limited liability company (the “Company” and, collectively with each of Parent, Buyer and Acquisition Sub, the “Parties”), and certain Unitholders listed on the signature pages hereto.
WITNESSETH
     WHEREAS, in furtherance of the acquisition of the Company by Buyer, the respective Boards of Directors of the Company, Parent and Buyer (as the sole member of Acquisition Sub) have each approved and deemed advisable, and the members of the Company have irrevocably approved and consented in writing to, this Agreement and the merger of the Acquisition Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions and limitations set forth herein and in accordance with the Limited Liability Company Act of the State of Delaware, 6 Del. L. §§ 18-101, et seq. (“Delaware Law”);
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Appendix A.
ARTICLE II
THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with Delaware Law, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Seven For All Mankind, LLC” as the surviving limited liability company (the “Surviving Company”) and shall continue to be governed by the laws of the State of Delaware.
     Section 2.2 Closing. Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on a date to be specified by the Parties, but no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 hereof at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York 10022, unless another time, date or place is agreed to in writing by the Parties (such date being the “Closing Date”).

     Section 2.3 Effective Time.
          (a) Concurrently with the Closing, the Company, Buyer and Acquisition Sub shall cause a certificate of merger (the “Certificate of Merger”) with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided under Delaware Law. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the Parties and specified in the Certificate of Merger, and such date and time is hereinafter referred to as the “Effective Time.”
          (b) From and after the Effective Time, the Surviving Company shall possess all of the rights, privileges and powers, and all property, real, personal and mixed, of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Company, as provided in the Delaware Law.
     Section 2.4 Limited Liability Company Agreement. Subject to Section 6.5 of this Agreement, the limited liability company agreement of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with applicable Law or provisions of the limited liability company agreement.
     Section 2.5 Board of Directors. Subject to applicable Law, each of the Parties shall take all necessary action to ensure that the management of the Surviving Company effective as of, and immediately following, the Effective Time shall be vested in the sole member of the Surviving Company or as may otherwise be provided in the limited liability company agreement of the Surviving Company.
     Section 2.6 Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Company, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or their earlier death, resignation or removal.
ARTICLE III
EFFECT OF THE MERGER
     Section 3.1 Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:
          (a) Except as set forth below, each Unit held by the Company or any of its Subsidiaries or held directly or indirectly by Buyer or Acquisition Sub, and each unvested Incentive Unit that will not otherwise vest as a result of the consummation of the Merger, shall, immediately prior to the Effective Time automatically be cancelled, retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

          (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Unit issued and then outstanding (other than Units cancelled pursuant to Section 3.1(a) hereof) shall be converted into the right to receive the applicable Per Unit Merger Consideration, and the holders of such Units shall cease to have any rights with respect to such Units, other than the right to receive in accordance with Section 3.2 of this Agreement, the appropriate Per Unit Merger Consideration, without interest thereon.
          (c) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, the limited liability company interests of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become the outstanding limited liability company interests of the Surviving Company.
     Section 3.2 Closing Payments.
          (a) Prior to Closing, the Company shall cause the agent for the lenders under the Debt Agreements to prepare and deliver to the Company a “payoff letter” or similar document (collectively, the “Payoff Letters”) specifying the aggregate amount of the Company’s monetary obligations (including principal, accrued interest, fees and expenses) that will be outstanding as of (and after giving effect to) the Closing under the Debt Agreements (the “Debt Repayment Amount”). At the Closing, Buyer shall (i) pay the Debt Repayment Amount in the manner provided in the Payoff Letters and (ii) cause all of the outstanding letters of credit issued on behalf of the Company to be fully cash collateralized or shall furnish such letters of credit or other substitute credit support arrangements as the beneficiaries of such letters of credit may reasonably request.
          (b) At least two Business Days prior to Closing, the Company shall deliver to Buyer a certificate (the “Merger Consideration Certificate”) duly certified by the Company’s chief financial officer, as accurately setting forth: (i) the names of each Unitholder of the Company immediately prior to the Effective Time, the number and class of Units held by each such Unitholder, and the aggregate Per Unit Merger Consideration payable to such Unitholder pursuant to Section 3.1(b) in respect of such Units; and (ii) the manner in which Per Unit Merger Consideration has been calculated (including supporting calculations presented in reasonable detail together with any applicable underlying documentation reasonably requested by Buyer) for the determination of each of (A) the Aggregate Merger Consideration, (B) the Unreturned Class A Priority Amount, (C) the Unreturned Class B Priority Amount and (D) the Per Unit Residual Merger Consideration. The Class A Unitholder and the Class B Unitholders shall have the right to review and comment on the Merger Consideration Certificate prior to its delivery by the Company to Buyer. Buyer and the Company shall work together in good faith prior to the Closing in order to correct any manifest error that may appear on the face of the Merger Consideration Certificate. If there are any changes between the date of delivery of the Merger Consideration Certificate and the Closing in respect of items that are to be determined as of or immediately prior to the Effective Time, the Company shall deliver to Buyer at the Closing an updated Merger Consideration Certificate that reflects any such changes. At the Closing, Buyer shall, or shall cause the Surviving Company to, remit to each Unitholder identified in the Merger Consideration Certificate the amount identified therein as payable to such Unitholder pursuant to Section 3.1(b) in respect of such Unitholder’s Units, which amounts shall be payable by wire transfer of immediately available funds on the Closing Date to the account designated for such

Unitholder in the Merger Consideration Certificate (or if an account is not designated for such Unitholder in the Merger Consideration Certificate, by check). Buyer shall be entitled to rely on the Merger Consideration Certificate for remittance amounts and instructions, it being understood that the aggregate amount to be remitted to Unitholders by Buyer pursuant to the Merger Consideration Certificate shall in no event exceed the Aggregate Merger Consideration. Parent, Buyer and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Units such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.
     Section 3.3 Transfers; No Further Ownership Rights. The cash amounts paid by Buyer pursuant to and in accordance with Section 3.2 in respect of the surrender of Units shall be deemed to be in full satisfaction of all rights pertaining to all Units of the Company and, after the Effective Time, there shall be no registration of transfers on the books of the Company of Units that were outstanding immediately prior to the Effective Time.
     Section 3.4 Payments to Non-Listed Persons. If any portion of the Aggregate Merger Consideration is to be paid to a Person other than the Person in whose name the Units are registered on the books of the Company (as evidenced by the Schedule of Members under the Company LLC Agreement), it shall be a condition to such payment that the Person in whose name the Units are registered on the books of the Company shall have executed such transfer or consent documents as Buyer may reasonably request and that the Person requesting such payment shall pay to Buyer any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Unit or establish to the reasonable satisfaction of Buyer that such tax has been paid or is not payable.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as disclosed in the separate disclosure schedule which has been delivered by the Company to Buyer concurrent with the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Buyer as follows:
     Section 4.1 Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified or licensed to do business as a foreign limited liability company and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.1 of the Company Disclosure Schedule sets forth a complete and correct list of each jurisdiction in which the Company (a) is qualified to do business as a foreign limited liability company, (b) maintains an office or (c) is required to file a Tax Return.
     Section 4.2 Subsidiaries.
          (a) Section 4.2 of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization and each jurisdiction in which it (i) is qualified to do business as a foreign company, limited liability company or other legal entity (as applicable), (ii) maintains an office or (iii) is required to file a Tax Return.
          (b) Each Subsidiary of the Company is a corporation, limited liability company or other legal entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (c) Except as set forth in Section 4.2(c) of the Company Disclosure Schedule, all of the outstanding equity or voting interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of all encumbrances. Except as set forth in Section 4.2(c) of the Company Disclosure Schedule, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for equity or voting interests in any Subsidiary of the Company, (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts, in each case written or oral, of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, equity or voting securities or securities convertible into or exchangeable for equity or voting securities of any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). Except as set forth in Section 4.2(c) of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.
          (d) Except for the Company Subsidiary Securities, the Company does not own, directly or indirectly, any capital stock of, or other equity, ownership, profit, voting or other interests in, any Person.

     Section 4.3 Company Organizational Documents. The Company has made available to Buyer a complete and correct copy of the certificate of formation of the Company and the Company LLC Agreement (the “Company Organizational Documents”). The Company Organizational Documents (or equivalent organizational documents) of the Company and each of its Subsidiaries are in full force and effect. None of the Company or any of its Subsidiaries is in violation of any provision of the Company Organizational Documents (or equivalent organizational documents), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 4.4 Capitalization.
          (a) The authorized equity capital of the Company consists of 113,750 Class A Units, 113,750 Class B Units and 28,116 Class C Units. There are outstanding 113,750 Class A Units, 113,750 Class B Units, and 26,404 Class C Units (of which 5,872 Units are designated as Class C-1 Units, 6,380 Units are designated as Class C-2 Units, and 6,380 Units are designated as Class C-3 Units), all of which are issued in uncertificated form. Section 4.4(a) of the Company Disclosure Schedule contains the current Schedule of Members and is a true and complete list of the owners of record of all outstanding Units and the respective amounts of each class of Units owned thereby. Except as set forth above, no equity or voting interests in the Company, or options, warrants or other rights to acquire any such Units or securities were issued, reserved for issuance or outstanding. No equity or voting interest in the Company, securities of the Company convertible into or exchangeable for equity or voting interests in the Company or options or other rights to acquire from the Company, or other obligation of the Company to issue, any equity or voting interests or any securities convertible into or exchangeable for equity or voting interests in the Company are owned by any Subsidiary of the Company.
          (b) All outstanding Units of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. To the Company’s Knowledge, all issued and outstanding Units are free and clear of all encumbrances, except those arising under federal, state or foreign securities laws or the Company Organizational Documents. Section 4.4(b) of the Company Disclosure Schedule sets forth all agreements with or among the Unitholders to which the Company is a party or of which the Company is aware, including any agreement which imposes any limitation or restriction on any Units including any restriction on the right of a Unitholder to vote, sell or otherwise dispose of Units.
          (c) Except as set forth above and except as permitted under Section 6.1 hereof, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts, in each case written or oral, of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Units or other equity or voting securities or securities convertible into or exchangeable for Units or other equity or voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract.
     Section 4.5 Authority Relative to Agreement. The Company has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company and member action, and no other limited liability company proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).
     Section 4.6 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not (i) conflict with or violate the Company Organizational Documents (or equivalent organizational documents) of the Company or any of its Subsidiaries, (ii) assuming the consents, approvals and authorizations specified in Section 4.6(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (b) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) the HSR Act, (ii) any applicable non-U.S. competition, antitrust or investment Laws (the “Foreign Competition Laws”), (iii) filing and recordation of appropriate merger documents as required by Delaware Law, and (iv) except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 4.7 Permits and Licenses; Compliance with Laws. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or such Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Laws applicable to the Company or such Subsidiary or by which any of its properties or assets is bound or affected, (ii) any of the Company Permits or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or such Subsidiary is a party or by which any of its properties or assets is bound or affected, except for any such conflicts, defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 4.8 Financial Statements.
          (a) The Company has made available to Buyer the following financial statements (collectively, the “Company Financial Statements”): (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2005 and 2006 and the related audited consolidated statements of income and cash flows of the Company and its Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at May 31, 2007 and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for the five (5)-month period then ended.
          (b) The Company Financial Statements fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
     Section 4.9 Absence of Certain Changes or Events. From May 31, 2007 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and there has not been:
          (a) any event, development or state of circumstances that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
          (b) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;
          (c) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money, other than indebtedness under the Debt Agreements;

          (d) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset, other than in the ordinary course of business consistent with past practices;
          (e) any making of any loan, advance or capital contributions to or investment in any Person, other than (i) loans, advances or capital contributions to or investments in its Subsidiaries and (ii) the extension of trade credit, in each case in the ordinary course of business consistent with past practices;
          (f) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
          (g) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) that involves aggregate payments or receipts by the Company or any of its Subsidiaries of $250,000 or more (or annual payments or receipts of $100,000 or more) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;
          (h) any (i) increase or change in any severance or termination pay or protection to (or amendment to any existing arrangement with) any current or former director, officer or employee of the Company or any of its Subsidiaries, (ii) entering into any employment, deferred compensation, change of control, sale bonus or other similar agreement or any change of control, sale bonus or other plan or arrangement (or any amendment to any such existing agreement, plan or arrangement) with any director, officer or employee of the Company or any of its Subsidiaries (other than any such agreement or amendment entered into in the ordinary course of business, consistent with past practices, provided that, in the aggregate, all such new commitments shall not entail any actual or contingent liability to the Company upon termination of employment in an amount in excess of $100,000), (iii) establishment, adoption or amendment (except as required by applicable Law or expressly contemplated by this Agreement) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, incentive or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (iv) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;
          (i) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries or any lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of the Company, threats thereof by or with respect to those employees; or
          (j) any material Tax election made or changed, any annual Tax accounting period changed, any method of Tax accounting adopted or changed, any Tax Returns amended materially or claims for material Tax refunds filed, any closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered.
     Section 4.10 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company Financial Statements or (b) for liabilities or obligations incurred in the ordinary course of business since the date of such balance sheets neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, of the Company and its Subsidiaries, other than those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 4.11 Absence of Litigation. Except as set forth on Section 4.11 of the Company Disclosure Schedule, as of the date hereof, there is no material action, suit, subpoena or other legal proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There is no claim, action, proceeding or investigation before any Governmental Entity pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their respective properties, assets or operations at law or in equity, and there are no outstanding Orders against the Company or any of its Subsidiaries, in each case as would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 4.12 Employee Benefit Plans.
          (a) Section 4.12(a) of the Company Disclosure Schedule contains a true and complete list of each Company Benefit Plan. The Company has made available to Buyer copies of each material Company Benefit Plan and the most recent annual report and tax return for each such plan, if applicable.
          (b) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code. As of the date hereof, there are no investigations or audits by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan and, to the Knowledge of the Company, none are threatened.
          (c) Neither the Company nor any of its Subsidiaries nor any predecessor thereof sponsors, maintains or contributes to, or in the past six years has sponsored, maintained or contributed to, or has any material liability under or with respect to, any plan subject to Title IV of ERISA or any multiemployer plan (as defined in Section 3(37) of ERISA). No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any of its Subsidiaries that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any of its Subsidiaries of incurring any such liability, other than liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Affect.

          (d) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code.
          (e) Section 4.12(e) of the Company Disclosure Schedule contains a true and complete list by location of each employee of the Company located outside of the United States as of the date hereof.
          (f) Except as set forth on Section 4.12(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan.
          (g) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code or as may be required under other applicable Law. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that could in connection with the consummation of the transactions contemplated by this Agreement (whether alone or together with any other event such as termination of employment) give rise to the payment of any amount that would not be deductible by the Company or any of its Subsidiaries pursuant to Section 280G of the Code.
     Section 4.13 Labor Matters. There is no labor strike or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its Subsidiaries, except where such strike or lockout would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No employee of the Company or any of its Subsidiaries is subject to a collective bargaining agreement or other labor union contract.
     Section 4.14 Intellectual Property
          (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and subject to Section 4.14(b) below, the Company and its Subsidiaries own, or possess licenses or other rights to use in the manner currently used, all patents, copyrights, trademarks, trade names, domain names, service marks, rights of publicity and trade secrets (“Intellectual Property Rights”) used in the conduct of the business of the Company and its Subsidiaries as currently conducted (the “Company Intellectual Property Rights”). Section 4.14(a)(i) of the Company Disclosure Schedule contains a true and complete list of all patents, trademark registrations, internet domain name registrations, copyright registrations and pending applications for any of the foregoing owned by the Company or any of its Subsidiaries and included in the Company Intellectual Property Rights (“Scheduled Intellectual Property Rights”), including the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed and the patent registration or application numbers thereof. Section 4.14(a)(ii) of the Company Disclosure Schedule contains a true and complete list of all Intellectual Property Rights licensed by the Company from a third party (other than off-the-shelf software).
          (b) The Scheduled Intellectual Property Rights are (to the Knowledge of the Company) valid and enforceable except as would not reasonably be expected to have a Company Material Adverse Effect; and, as of the date hereof, none of the Scheduled Intellectual Property Rights have been adjudged invalid or unenforceable or not infringed. As of the date hereof, the Company has not received any written (or otherwise, to the Company’s Knowledge) notice or claim within the last thirty-six (36) months challenging the validity, enforceability, scope, or the Company’s ownership or rights in any of the Scheduled Intellectual Property Rights, except to the extent settled or resolved without further material restriction upon the Company as of the Closing or thereafter.
          (c) The consummation of the merger will not alter, impair or extinguish any of the Company’s or any of the Company’s Subsidiaries’ rights in material Company Intellectual Property Rights. Except as set forth on Section 4.14(c) of the Company Disclosure Schedule, (a) there are no agreements imposing any material restrictions on the use, disclosure, sale or other transfer of the owned Company Intellectual Property Rights and (b) neither the Company nor any of its Subsidiaries is currently subject to any Order with respect to any of the owned Company Intellectual Property Rights.
          (d) The conduct of the business of the Company and its Subsidiaries does not infringe upon or misappropriate any Intellectual Property Rights of any other Person, except for any such infringement or misappropriation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 4.14(d) of the Company Disclosure Schedule, as of the date hereof, none of the Company or any of its Subsidiaries has received, in the past thirty-six (36) months, any written claim alleging any such infringement or misappropriation that has not been settled or otherwise resolved.
          (e) Except pursuant to the license agreements set forth on Section 4.14(e) of the Company Disclosure Schedule, no third party holds any current or contingent right under any of the material Company Intellectual Property Rights owned by the Company to sell, license or otherwise transfer commercial products, except for non-exclusive license rights granted in the ordinary course of business to customers solely with respect to the Company’s products.
          (f) To the Company’s Knowledge, no other Person is currently infringing or misappropriating any Company Intellectual Property Rights, except for any such infringement or misappropriation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 4.15 Taxes. The Company and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed material Tax Returns (taking into account all amendments thereto) are complete and accurate in all material respects; the Company and each of its Subsidiaries have paid or withheld and remitted to the appropriate Governmental Authority all Taxes due and payable or, where payment is not yet due, each of the Company and its Subsidiaries has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books; there are not any pending or, to the Knowledge of the Company, threatened claims, audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries; there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; none of the Unitholders of the Company are “foreign persons” within the meaning of Code Section 1445; the income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2003 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; during the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code; neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns a material interest in real property as a transfer of the interest in real property; Section 4.15 of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns; no election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax law to treat the Company or any of its Subsidiaries as an association, corporation or partnership; and neither the Company nor any of its Subsidiaries is disregarded as an entity for Tax purposes.
          Section 4.16 Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the assets of the Company and each of its Subsidiaries constitute all of the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in, the conduct of the business as it is now being conducted and contemplated to be conducted by the Company and its Subsidiaries.
          Section 4.17 Real Property. Section 4.17(a)(i) of the Company Disclosure Schedule lists, as of the date of this Agreement, all real property owned in fee by the Company and its Subsidiaries (the “Owned Real Property”) and Section 4.17(a)(ii) of the Company Disclosure Schedule lists the addresses of all real property (whether by virtue of direct lease, ground lease or sublease, each a “Lease”) leased by the Company and its Subsidiaries as lessee (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”).
               (b) With respect to the Real Property, except as would not reasonably be expected to have a Company Material Adverse Effect:
               (i) as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings relating to such Real Property; and

               (ii) The Company has not granted and, to the Knowledge of the Company, there are no currently outstanding options or rights of first refusal of any third party to purchase or lease such Real Property, or any portion thereof or interest therein.
               (c) With respect to the Owned Real Property, except as disclosed on Section 4.17(c) of the Company Disclosure Schedule, such Owned Real Property is owned free and clear of all Liens (except for Permitted Liens) and, except as would not reasonably be expected to have a Company Material Adverse Effect and as set forth in Section 4.17 of the Company Disclosure Schedule, there are no written leases, subleases, licenses or agreements granting to any party or parties (other than the Company or a Subsidiary) the right of use or occupancy of any portion of any Owned Real Property.
          Section 4.18 Title to Assets; Liens. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company owns and has good title to all personal property and other assets (whether tangible or intangible) reflected as owned in the Company Financial Statements, in its books and records and in the Company Disclosure Schedule (other than items of personal property and other assets sold or otherwise disposed of in the ordinary course of business). Section 4.18 of the Company Disclosure Schedule contains a true and complete list of all Liens on such personal property and assets of the Company.
          Section 4.19 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect: (a) the Company and its Subsidiaries are in compliance with all applicable Laws governing pollution or the protection of the environment (“Environmental Laws”); (b) neither the Company nor any of its Subsidiaries are required to obtain any permits, licenses or other authorizations pursuant to Environmental Laws for the operation of its business; (c)no claim, action, proceeding or investigation before any Governmental Entity is pending, or to the Knowledge of the Company or any Subsidiary, threatened against the Company or any Subsidiary and relating to or arising out of any Environmental Law; (d) there are no liabilities of or relating to the Company or any Subsidiary, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law; and (e) there has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company or any Subsidiary has knowledge in relation to the current or prior business of the Company or any Subsidiary or any property or facility now or previously owned, leased or operated by the Company or any Subsidiary which has not been delivered to Buyer at least five days prior to the date hereof. The representations and warranties contained in this Section 4.19 constitute the sole and exclusive representations and warranties made by the Company concerning environmental matters, including all those arising under Environmental Laws.
          Section 4.20 Material Contracts. As of the date hereof, except as set forth in Section 4.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by:
               (i) any agreement (other than purchase orders in the ordinary course of business) for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and its Subsidiaries of $100,000 or more or (B) aggregate payments by the Company and its Subsidiaries of $250,000 or more;

               (ii) any sales, distribution or other similar agreement providing for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets (other than sales of inventory pursuant to purchase orders of third parties in the ordinary course of business) that provides for either (A) annual payments to the Company and its Subsidiaries of $100,000 or more or (B) aggregate payments to the Company and the Subsidiaries of $250,000 or more;
               (iii) any partnership, joint venture, franchise or other similar agreement or arrangement;
               (iv) any agreement involving aggregate payments or receipts by the Company and its Subsidiaries of $250,000 or more relating to the acquisition or disposition of any business or of any material assets outside of the ordinary course of business (in each case, whether by merger, sale of stock, sale of assets or otherwise) under which the Company or any Subsidiary has any ongoing material rights or obligations;
               (v) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);
               (vi) any agency, dealer, distribution or sales representative agreement that is not terminable on 90 days’ notice or less without requiring any payment by the Company;
               (vii) any agreement that (A) limits or purports to limit the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any of its Subsidiaries after the Effective Time, (B) grants any exclusive license or supply or distribution agreement or right or other exclusive rights, (C) materially restricts the use, disclosure, sale or other transfer of the owned Company Intellectual Property Rights or (D) grants any “most favored nation” or similar rights;
               (viii) except for non-exclusive license rights granted under purchase orders in the ordinary course of business to customers solely with respect to the Company’s products, any agreement between the Company or any of its Subsidiaries and a third party, granting such third party rights to any material Company Intellectual Property Rights owned by the Company or any of its Subsidiaries;
               (ix) any agreement or other business arrangement with any director, officer or Affiliate of the Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director, officer or Affiliate;
               (x) any outstanding letter of credit under which the Company or any of its Subsidiaries is the applicant or account party; or

               (xi) any other agreement not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole.
               (b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any contract required to be disclosed under this Section 4.20 (or any contract that would be required to be so disclosed if it were in existence on the date hereof) (each, a “Company Material Contract”) where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or Subsidiary, as the case may be, and, to the Knowledge of the Company, is in full force and effect, except such as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. True and complete copies of all Company Material Contracts in existence on the date hereof have been made available to Buyer.
          Section 4.21 Brokers. Except for fees payable pursuant to the Professional Services Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.
          Section 4.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Buyer or Acquisition Sub in connection with the transactions contemplated hereby. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Buyer, Acquisition Sub or any other Person resulting from the distribution to Buyer or Acquisition Sub, or Buyer’s or Acquisition Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Buyer or Acquisition Sub in certain “data rooms” (including materials posted to the Merrill datasite for “Project Veritas”) or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT,
BUYER AND ACQUISITION SUB
          Each of Parent, Buyer and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:
     Section 5.1 Organization and Qualification. Each of Parent, Buyer and Acquisition Sub is a corporation or limited liability company duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate or limited liability power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Each of Parent, Buyer and Acquisition Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
     Section 5.2 Authority Relative to Agreement. Each of Parent, Buyer and Acquisition Sub has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent, Buyer and Acquisition Sub and the consummation by Buyer and Acquisition Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company action of Parent, Buyer and Acquisition Sub, and no other corporate proceedings on the part of Parent, Buyer or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by each of Parent, Buyer and Acquisition Sub and, assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of each of Parent, Buyer and Acquisition Sub, enforceable against Parent, Buyer and Acquisition Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).
     Section 5.3 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by Parent, Buyer and Acquisition Sub does not, and the performance of this Agreement by Parent, Buyer and Acquisition Sub will not, (i) conflict with or violate the certificate of incorporation or by-laws (or equivalent organizational documents) of Parent, Buyer or Acquisition Sub, (ii) assuming the consents, approvals and authorizations specified in Section 5.3(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Parent, Buyer or Acquisition Sub or by which any property or asset of Parent, Buyer or Acquisition Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent, Buyer or Acquisition Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent, Buyer or Acquisition Sub is a party or by which Parent, Buyer or Acquisition Sub or any property or asset of Parent, Buyer or Acquisition Sub is bound or affected, other than, in each case, for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
          (b) The execution and delivery of this Agreement by Parent, Buyer and Acquisition Sub does not, and the consummation by Parent, Buyer and Acquisition Sub of the transactions contemplated by this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of the Exchange Act, the HSR Act, the Foreign Competition Laws, and filing and recordation of appropriate merger documents as required by Delaware Law, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
     Section 5.4 Absence of Litigation. There is no claim, action, proceeding or investigation before any Governmental Entity pending or, to the Knowledge of Buyer, threatened against Parent, Buyer or Acquisition Sub, or any of their respective properties, assets or operations at law or in equity, and there are no outstanding Orders against Parent, Buyer or the Acquisition Sub, in each case as would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
     Section 5.5 Available Funds. Buyer has, or at Closing will have, sufficient immediately available funds, in cash, to permit the Acquisition Sub to pay the Aggregate Merger Consideration, the Debt Repayment Amount and any other amounts payable under this Agreement and to effect the transactions contemplated by this Agreement, all without any third-party consent or approval required.
     Section 5.6 Capitalization of Acquisition Sub. All of the issued and outstanding equity interests of Acquisition Sub are, and at the Effective Time will be, owned by Buyer or a direct or indirect wholly-owned Subsidiary of Buyer. All of the issued and outstanding equity interests of Buyer are, and at the Effective Time will be, owned by Parent. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
     Section 5.7 Brokers. Except for fees for financial advisory services, which will be paid by Buyer, there is no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Buyer.
     Section 5.8 Disclaimer of Other Representations and Warranties. Each of Parent, Buyer and Acquisition Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor any of its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Buyer and Acquisition Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, and (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent, Buyer or Acquisition Sub as having been authorized by such party.
ARTICLE VI
COVENANTS AND AGREEMENTS
     Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) as may be agreed in writing by Buyer, (iii) as may be expressly permitted pursuant to this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the business of the Company and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business consistent with past practice and shall use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Furthermore, the Company agrees with Buyer that, except as may be agreed in writing by Buyer and as set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall not:
          (a) amend or otherwise change, in any material respect, the Company Organizational Documents, or such equivalent organizational documents of any of its Subsidiaries;
          (b) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of its or its Subsidiaries’ capital stock or equity securities, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or equity securities; provided, however that the Company may vest any unvested Incentive Units that are outstanding as of the date hereof;
          (c) except as required pursuant to existing written agreements or Company Benefit Plans in effect as of the date hereof, or as otherwise required by Law, (i) increase the compensation or other benefits payable or to become payable to directors or executive officers, of the Company or any of its Subsidiaries (including, for this purpose, the normal salary, bonus and equity compensation review process conducted each year), (ii) grant any severance or termination pay to, or enter into any severance agreement with any director, executive officer or other employee of the Company or any of its Subsidiaries, (iii) enter into any employment agreement with any executive officer or other employee of the Company, or (iv) establish, adopt, enter into or amend any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in a material increase to the Company in the cost of maintaining such plan, trust, fund, policy or arrangement;
          (d) acquire, except in respect of any merger, consolidation or business combination among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (including by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof;
          (e) incur any long-term indebtedness for borrowed money or guarantee any such indebtedness for any Person (other than a Company Subsidiary) except for indebtedness incurred under the Debt Agreements;
          (f) enter into, renew, modify or amend any Company Material Contract with a term longer than one year which cannot be terminated without material penalty upon notice of ninety (90) days or less or terminate or irrevocably waive any material right under any Company Material Contract, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;
          (g) except as listed in Section 6.1(g) of the Company Disclosure Schedule or expressly permitted herein, enter into, extend, renew or modify any contract or other business arrangement with an Affiliate;
          (h) make any material change to its methods of accounting in effect as of January 1, 2007, except as required by GAAP (or any interpretation thereof) or applicable Law;
          (i) change or modify in any material respect its credit, collection or payment policies or practices;
          (j) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets, other than in the ordinary course of business and except (A) pursuant to existing agreements in effect prior to the execution of this Agreement or (B) as may be required by applicable Law or any Governmental Authority in order to permit or facilitate the consummation of the transactions contemplated hereby;
          (k) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter into any closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;
          (l) take any affirmative action that is reasonably likely to result in, and does in fact result in, any representation or warranty of the Company in this Agreement being inaccurate in any respect at, or as of any time before, the Effective Time; or
          (m) authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.
     Section 6.2 Appropriate Action; Consents; Filings.
          (a) Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including, for the avoidance of doubt, Section 6.2(c)), each of the Parties shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining and maintaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities or third parties and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and (ii) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions contemplated hereby and to fully carry out the purposes of this Agreement. For the avoidance of doubt, neither the Company nor any of its Subsidiaries shall be required to pay any amount or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any consent or approval that may be required under or in connection with any contract, agreement, lease or other instrument set forth on Section 4.6 of the Company Disclosure Schedule (other than any amount described in clause (iii) of the definition of Accrued Seller Expenses).
          (b) In connection with and without limiting Section 6.2(a), the Parties shall (A) promptly (in no event later than ten (10) Business Days following the date of this Agreement) file with the FTC and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) the notification and report form (the “HSR Filing”) required under the HSR Act and (B) duly make all notifications and other filings required (together with the HSR Filing, the “Antitrust Filings”) under any Foreign Competition Law that the Parties deem advisable or appropriate, in each case with respect to the transactions contemplated by this Agreement and as promptly as practicable. The Antitrust Filings shall be in substantial compliance with the requirements of the HSR Act or Foreign Competition Laws, as applicable.

          (c) Notwithstanding anything to the contrary contained herein, except as contemplated in the immediately following sentence, nothing in this Agreement shall require Parent, Buyer or any of their respective Subsidiaries to, nor shall the Company or any of its Subsidiaries without the prior written consent of Buyer, commit to any divestiture, license or hold separate or similar arrangements with respect to its assets or conduct of business arrangements or those of any of its Subsidiaries. The Parties agree that in connection with any Antitrust Filings under any Foreign Competition Law (other than Antitrust Filings in Germany, which shall be governed by the previous sentence), “best efforts” shall not be deemed to include any commitment by Parent, Buyer or Acquisition Sub to any divestiture, license or hold separate or similar arrangements with respect to (i) the assets or conduct of business arrangements of Parent or any of its Subsidiaries, or (ii) any material portion of the business, assets or properties of the Company (or the Surviving Company, as applicable) and its Subsidiaries, taken as a whole. The Company agrees that any proceeds received by the Company or any of its Subsidiaries in respect of any divestiture or other transaction contemplated by clause (ii) of the preceding sentence shall not (A) be distributed by the Company to any of its Unitholders or (B) included in clause (ii) of the definition of Aggregate Merger Consideration.
          (d) Cooperation. Each of the Company, on the one hand, and Parent, Buyer and Acquisition Sub, on the other hand, shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Authority: (i) promptly notify the other party of any written or other communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority relating to this Agreement or the Merger, and permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate, or to permit its Affiliates or Representatives to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; provided that if the Governmental Authority does not permit such participation by the other party, or if the Parties agree that such joint participation would not be advisable, allow outside counsel for the other party to attend and participate; and (iii) furnish the other party with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between it and its Affiliates and Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement and the Merger. Without limiting the generality of the foregoing, the Company shall give Buyer the opportunity to participate in the defense of any claim, action, proceeding or investigation against the Company relating to the Merger and will obtain the prior written consent of Buyer (which shall not be unreasonably withheld or delayed) before settling any such claim, action, proceeding or investigation. Each of the Company, on the one hand, and Parent, Buyer and Acquisition Sub, on the other hand, shall (y) respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters relating to this Agreement or the Merger and (z) not agree to extend any waiting period under the HSR Act or Foreign Competition Laws or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement without the prior consent of the other party.

     Section 6.3 Access to Information; Confidentiality.
          (a) From the date hereof to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law and contracts, as determined with advice of counsel, the Company will provide to Buyer (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours to the Company’s properties, books, contracts and records and other information as Buyer may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company; provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (i) breach any agreement with any third-party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company, or (iii) otherwise violate any applicable Laws.
          (b) The Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, provided that nothing herein or therein shall be deemed to prevent Parent from complying with its disclosure obligations under applicable Law, including filing this Agreement with the SEC.
     Section 6.4 Exclusivity. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise provided for in this Agreement, the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall cause its and their respective Affiliates and Representatives not to, directly or indirectly: (a) initiate contact with, solicit, encourage or disclose any information concerning the Company or its Subsidiaries to, (b) afford any access to the personnel, offices, facilities, properties, books and records of the Company or its Subsidiaries to, or (c) enter into any discussion, negotiation, understanding, agreement or arrangement with, any individual or entity (other than Buyer and its Affiliates and Representatives) concerning, or otherwise cooperate with respect to or facilitate, a potential acquisition by such individual or entity of at least 15% equity interest in the Company or at least 15% of its and its Subsidiaries’ assets (a “Third Party Transaction”). If the Company or a Representative of the Company receives a bona fide offer from an individual or entity (other than Buyer or its Representatives) to effect a Third Party Transaction during the Exclusivity Period, the Company will promptly notify Buyer of the same, including its material terms and conditions. For the avoidance of doubt and notwithstanding anything to the contrary herein, for purposes of this Section 6.4, any Affiliate or Representative of any holder of Class A Units or Class B Units, shall be considered an Affiliate or Representative of the Company and shall be subject hereto.
     Section 6.5 Directors’ and Officers’ Indemnification and Insurance; Release.
          (a) Parent, Buyer and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors or officers, as the case may be, of the Company or its Subsidiaries as provided in the Company Organizational Documents (or comparable organization documents) or in any agreement, in each case to the extent permitted by applicable law, shall survive the Merger and shall continue in full force and effect. Parent, Buyer and the Surviving Company shall (and Parent and Buyer shall cause the Surviving Company to) indemnify, defend and hold harmless, and advance expenses to Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (i) the Company Organizational Documents (or equivalent organizational documents) of the Company or any of its Subsidiaries or Affiliates as in effect on the date of this Agreement; and (ii) any indemnification agreements of the Company or its Subsidiaries or other applicable contract as in effect on the date of this Agreement.
          (b) Without limiting the provisions of Section 6.5(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and Buyer will: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director or officer of the Company or any of its Subsidiaries or Affiliates; or (B) the Merger, the Merger Agreement and any transactions contemplated hereby; and (ii) advance all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees) of any Indemnitee as such reasonable and documented expenses are incurred and subject to receipt of an undertaking by or on behalf of such Indemnitee to repay such amounts if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. If any indemnification claim is brought pursuant to this Section 6.5(b) prior to the sixth anniversary of the Effective Time, but is not resolved in full prior to such time, the indemnification obligations of Parent and Buyer contained herein shall continue, solely with respect to such claim, until such claim is resolved. Notwithstanding anything to the contrary contained in this Section 6.5(b) or elsewhere in this Agreement, none of Parent, Buyer or the Surviving Company shall (and Parent and Buyer shall cause the Surviving Company not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.5(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation.
          (c) Parent or Buyer will provide, or cause the Surviving Company to provide, for a period of not less than six years after the Effective Time, the Indemnitees who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable in both amount and terms and conditions of coverage than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage.
          (d) The Indemnitees to whom this Section 6.5 applies shall be third party beneficiaries of this Section 6.5. The provisions of this Section 6.5 are intended to be for the benefit of each Indemnitee, and his or her successors, heirs or representatives.

          (e) Effective as of the Effective Time, each of Parent, Buyer and the Surviving Company hereby fully, finally and irrevocably releases and forever discharges each of the Unitholders and each of their respective Affiliates and Representatives (collectively, the “Released Parties”) from any and all Claims arising directly or indirectly from, or relating directly or indirectly to, any act, omission, event, matter, circumstance or transaction that arises, occurs or exists, as applicable, at or prior to the Effective Time (except for acts or omissions involving fraud or intentional misconduct), relating to such Released Party’s capacity as a member.
          (f) Notwithstanding anything contained in Section 9.1 or Section 9.6 hereof to the contrary, this Section 6.5 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, Buyer, the Surviving Company and its Subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that the Surviving Company or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company shall succeed to the obligations set forth in this Section 6.5.
     Section 6.6 Notification of Certain Matters. The Company shall give prompt notice to each of Parent and Buyer, and each of Parent and Buyer shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Company or Buyer and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby or that, if pending as of the date hereof, would have been required to be disclosed pursuant to Section 4.10, Section 4.11, Section 4.12, Section 4.13, Section 4.14, Section 4.15, Section 4.17 or Section 4.19.
     Section 6.7 Public Announcements. Parent, Buyer and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or any listing agreement with the NYSE to which Parent, Buyer or any of its Affiliates is a party.
     Section 6.8 Employee Matters.
          (a) During the one-year period commencing on the Effective Date, Parent shall provide or shall cause Buyer or the Surviving Company to provide to employees of the Company and any of its Subsidiaries who become employees of the Surviving Company or any of its Affiliates (“Company Employees”) compensation and benefits that are, in the aggregate, materially no less favorable than the compensation and benefits being provided to Company Employees (other than equity or equity equivalents) immediately prior to the Effective Time under the Company Benefit Plans.
          (b) Without limiting paragraph (a) of this Section 6.8, Parent shall honor, fulfill and discharge, and shall cause Buyer or the Surviving Company to honor, fulfill and discharge, the Company’s and its Subsidiaries’ obligations to any Company Employees or other participants as of the Effective Time under any Company Benefit Plan.
          (c) For purposes of eligibility and vesting under the benefit plans, programs, agreements and arrangements of Parent, other than Parent’s retirement savings plans, the Company, its Subsidiaries and their respective Affiliates providing benefits to any Company Employees after the Closing (the “New Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits under the New Plans, each Company Employee shall be credited with his or her years of service with the Company, any of its Subsidiaries and their respective Affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan. For purposes of Parent’s retirement savings plans, no years of service prior the Effective Time shall be credited for purposes of vesting in Parent’s contributions. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be eligible to participate as soon as reasonably practicable, without any waiting periods that would otherwise be applicable to new employees, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee which replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents to the extent such exclusions were not applicable or requirements were waived under the corresponding Company Benefit Plan, and Parent shall use reasonable efforts to cause any eligible expenses incurred by such Company Employee and his or her covered dependents under any Company Benefit Plan during the portion of the plan year of the New Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
          (d) Nothing in this Section will be or be deemed to be for the benefit of or enforceable by, any person who is not a party hereto, including, without limitation, any employee of the Company, the Surviving Company or any of their respective Affiliates or shall be deemed to limit the Parent’s, Buyer’s, the Surviving Company’s or their Affiliates’ ability to modify or eliminate any Company Benefit Plan in accordance with its terms or modify the at-will nature of any Company Employee’s employment.

          (e) The Company shall terminate its participation in the L’Koral 401(k) plan in accordance with the terms of that plan prior to the Closing Date and shall use its best efforts to take such corrective measures with respect to its participation in such plan as may be determined to be necessary under applicable IRS guidelines.
          (f) With respect to Company Employees who have employment agreements with the Company that contain EBITDA-based bonus targets, the Company agrees that, in determining eligibility for, and calculating, such bonuses for the 2007 calendar year, it shall: (i) calculate EBITDA in a manner that adds back the carrying costs of the Debt Agreements paid off hereunder and excludes any non-recurring charges directly related to the Merger transaction and any cost allocations from Parent that are extraordinary to the Company’s operating plan for 2007 as in effect at the date hereof; and (ii) apply the “Valuation EBITDA” described in the minutes of the Meeting of the Board of Directors of the Company held on January 12, 2007 (which, for the avoidance of doubt, applied a “Minimum EBITDA Target” of $65,600,000 and a “Maximum EBITDA Target” of $72,500,000).
     Section 6.9 Tax Matters.
          (a) Notwithstanding any other provision of this Agreement, Parent, Buyer, the Acquisition Sub, and the Company agree to take the position that the status of the Company as a partnership for income tax purposes (and to the extent allowed under law, for any other Tax purpose as well) shall cease as of the Effective Time and that, immediately after the Effective Time, the Company shall be viewed as owned by one person for federal income tax purposes.
          (b) The Class A Unitholder shall prepare and timely file all U.S. federal and state partnership income Tax Returns of the Company and its Subsidiaries attributable to any periods ending on or before the Closing Date that are not yet due by Closing (each, a “Company Return”). If and to the extent that there are Straddle Returns for any Tax that would be payable by the Unitholders themselves (as opposed to Tax which would be payable by the Company or its Subsidiaries and not by the Unitholders) or any Tax Returns whose completion is necessary in order to complete the U.S. federal and state partnership income Tax Returns described in the previous sentence, then the Class A Unitholder shall be entitled to review and approve all such Tax Returns before they are filed, provided that such approval shall not be unreasonably withheld or delayed. Such Tax Returns shall be prepared in a manner consistent with the Company’s and each of its Subsidiary’s past practice except as otherwise required by the provisions of this Agreement or as otherwise required by law.
          (c) Following the Closing Date, the Company shall and shall cause its Subsidiaries to give the Class A Unitholder and its agents and/or authorized representatives reasonable access during normal business hours to the books and records of the Company and its Subsidiaries (and permit the Class A Unitholder and its agents and/or representatives to make copies thereof) to the extent reasonably related to Company Returns (including, but not limited to, preparation of such Company Returns and actions attributable to such Tax Returns). Each of the parties hereto will provide the other parties with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, or any audit or other examination by any tax authority with respect to Taxes, and each will retain and provide the others with any records or information that may be reasonably relevant to any such Tax Return, action or claim. To the extent such assistance will not unreasonably interfere with the conduct of the business of the Company and subject to employee availability, such assistance shall include making employees of Company and its Subsidiaries available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules, which assistance shall be provided without charge. The Company shall retain, until all appropriate statutes of limitation (including any extensions) expire, copies of all Company Returns, supporting work schedules and other records or information which may be relevant to such Company Returns.
          (d) Notwithstanding anything to the contrary, none of Parent, Buyer, the Company or its Subsidiaries shall file any amended Company Return relating to the Company or its Subsidiaries attributable to periods ending on or before the Closing Date (or otherwise change such Company Returns) or make an election with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date, if such filing, change or election would increase the Tax liability of any Unitholder; provided, however, that Parent, Buyer, the Company and its Subsidiaries shall be permitted to make any Tax election relating to the transactions contemplated by this Agreement.

     Section 6.10 Koral Employment Terms. Peter Koral and Buyer agree that the Letter Agreement of Employment dated March 4, 2005 between Peter Koral and the Company (the “Koral Agreement”) shall remain in effect and that the term of employment thereunder shall continue until February 29, 2008, at which time Peter Koral’s employment shall terminate in accordance with the terms of the Koral Agreement. For the avoidance of doubt, upon such termination of employment, Peter Koral shall be entitled to receive the “Severance Amount” in accordance with the terms of the Koral Agreement. Without otherwise limiting the Koral Agreement, Peter Koral agrees that, in consideration for Buyer’s acquisition of Peter Koral’s substantial direct and indirect ownership interest in the Company pursuant to this Agreement and for the purpose of preserving for Buyer’s benefit the goodwill, proprietary rights and going concern value of the Company, he shall (i) comply in full with the non-competition and non-solicitation covenants set forth in Sections 6.11 and 6.12 below, which supersede and replace in their entirety the provisions contained in Section 8 of the Koral Agreement and Sections 5.4(b) and 5.4(c) of the Company LLC Agreement; (ii) as of and immediately following the Effective Time, relinquish his position and title as President and Chairman of the Board; and (iii) work with the Company and Buyer to determine the scope of the duties and responsibilities to be performed by him under the Koral Agreement, which duties and responsibilities will comprise acting as special adviser to the Company on an as requested basis, reporting to the Chief Executive Officer of the Company, providing services and support in transition management and integration and general business consulting and advisory services, including assisting in the evaluation of potential acquisitions in the premium sportswear and premium denim space and providing guidance and advice in merchandising and design, supplier relations, customer relations, key employee relations, general transition and integration support and other matters to be mutually agreed upon, which duties and responsibilities will not require him to perform services at the Company’s offices and will not require him to provide services on a full-time basis.
     Section 6.11 Non-Competition. In consideration of the agreements and obligations set forth in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each Class B Unitholder agrees that for a period commencing on the date hereof and ending on February 28, 2010, such Class B Unitholder will not and will cause its Affiliates, employees and agents acting on its behalf (except, in the case of Peter Koral for a member of Koral’s Family Group (as defined in the Company LLC Agreement) who does not own, directly or indirectly, any beneficial interest in the Company nor is a director, officer, employee, or shareholder of L’Koral or its Affiliates) (each, the “Competing Party”) not to, directly or indirectly, either for such Class B Unitholder or for any other individual, corporation, partnership, joint venture or other entity, engage in or participate in any business (including, without limitation, any division, group or franchise of a larger organization) in North America, Europe, Asia and other countries throughout the world which engages or which proposes to engage in the promotion, development, sale, distribution or production of (i) any premium denim products (which shall include any denim products with a price point at retail of $100 or more), (ii) any other denim products, or (iii) any other products or product lines that could compete with any products or product lines of the Company in the luxury or premium segment of the apparel business and lines of business ancillary thereto; provided, that this Section 6.11 shall not restrict L’Koral Incorporated, L’Koral, LLC or any successor entity from competing in the business of producing, selling or marketing (A) premium priced, embellished denim products for men and women through the La Rok division of L’Koral, LLC or any successor business unit that continues the business currently being conducted by L’Koral, LLC’s La Rok division (collectively the “La Rok Unit”), so long as such sales do not constitute more than 15% of the total revenues of the La Rok Unit; or (B) the men’s, women’s and girls’ product lines of the La Rok Unit specified in Exhibit A to the Company LLC Agreement; or (C) premium priced women’s apparel and accessories through the Elizabeth & James division of L’Koral, LLC or any successor business unit that is controlled, directly or indirectly, by L’Koral Incorporated and that continues the business currently being conducted by L’Koral, LLC’s Elizabeth & James division (collectively the “Elizabeth & James Unit”), so long as sales of premium priced women’s denim apparel products do not constitute more than 10% of the total revenues of the Elizabeth & James Unit. For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise), provided, however, the term “participate in” shall not be deemed to include (i) owning up to five (5%) percent of the outstanding interests in an entity, so long as such Competing Party has no active participation in the business of such entity or (ii) in the case of Peter Koral, maintaining an ownership interest in L’Koral Incorporated or L’Koral, LLC so long as he has no active participation in the La Rok Unit or the Elizabeth & James Unit. If one or more of the provisions contained in this Section 6.11 shall for any reason be held to be excessively broad or unreasonable as to the period, scope or geographical area so as to be unenforceable at Law, such provision or provisions shall be modified or substituted by the appropriate judicial body so as to cover the maximum period, scope or geographical area permitted by applicable Law. For the avoidance of doubt, nothing contained in this Section 6.11 shall be deemed to restrict in any manner (or otherwise apply to) the activities of DeeAnna Staats.
     Section 6.12 Non-Solicitation.
          (a) In consideration of the agreements and obligations set forth in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Peter Koral agrees that for a period commencing on the date hereof and ending on the fourth anniversary of the Closing Date, he will not and will cause his Affiliates (other than L’Koral Incorporated and L’Koral, LLC and their respective Subsidiaries, which shall be obligated as set forth in Section 6.12(b) below), employees and agents acting on his behalf not to, directly or indirectly, (i) induce or attempt to induce any employee of the Company or any of its subsidiaries, or after the date hereof, the Surviving Company or any of its Subsidiaries, to leave the employ of the Company, the Surviving Company or such Subsidiary, as the case may be, or in any way interfere with the relationship between the Company, the Surviving Company or any Subsidiary and any employee thereof, including inducing or attempting to induce any union, employee or group of employees to interfere with the business or operations of the Company, the Surviving Company or its subsidiaries, (ii) hire any employee of the Company or any of its Subsidiaries unless at least twelve months has elapsed since the termination of such person’s employment with the Company, the Surviving Company or any subsidiary, as the case may be (it being understood that the restrictions imposed on Peter Koral and his Affiliates, employees and agents in this clause (ii) shall not apply in respect of any such person who is involuntarily terminated by the Surviving Company or any of its Subsidiaries following the Closing Date) or

(iii) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee or other business relation of the Company, the Surviving Company or any Subsidiary to cease doing business with the Company, the Surviving Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company, Surviving Company or any Subsidiary. For the avoidance of doubt, nothing contained in this Section 6.12 shall be deemed to prevent either of the Class B Unitholders (or their respective Affiliates or Representatives) from soliciting for hire, or hiring, Ms. Donna Nunley.
          (b) In consideration of the agreements and obligations set forth in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, L’Koral Incorporated agrees (and Peter Koral agrees for and on behalf of L’Koral, LLC) that: (i) for the period commencing on the date hereof and ending on the fourth anniversary of the Closing Date, it will not and will cause its Subsidiaries, employees and agents acting on its behalf not to, directly or indirectly, (A) induce or attempt to induce any employee of the Company or any of its Subsidiaries, or after the date hereof, the Surviving Company or any of its Subsidiaries, to leave the employ of the Company, the Surviving Company or such Subsidiary, as the case may be, or in any way interfere with the relationship between the Company, the Surviving Company or any Subsidiary and any employee thereof, including inducing or attempting to induce any union, employee or group of employees to interfere with the business or operations of the Company, the Surviving Company or its Subsidiaries or (B) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee or other business relation of the Company, Surviving Company or any Subsidiary to cease doing business with the Company, the Surviving Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company, Surviving Company or any Subsidiary; (ii) for the period commencing on the date hereof and ending on the second anniversary of the Closing Date, it will not, and will cause its Subsidiaries, employees and agents acting on its behalf not to, hire any employee of the Company or any of its Subsidiaries unless at least twelve months has elapsed since the termination of such person’s employment with the Company, the Surviving Company or any subsidiary, as the case may be (it being understood that the restrictions imposed on L’Koral Incorporated, L’Koral, LLC and their respective Subsidiaries, employees and agents in this clause (ii) shall not apply in respect of any such person who is involuntarily terminated by the Surviving Company or any of its Subsidiaries following the Closing Date); and (iii) it will not, and will cause its Subsidiaries, employees and agents acting on its behalf not to, hire any of the individuals set forth on Section 6.12 of the Company Disclosure Schedule until the earlier of (A) the fourth anniversary of the Closing Date and (B) the elapse of twelve months since the termination of such individual’s employment with the Company, the Surviving Company or any of its Subsidiaries (it being understood that the restrictions imposed on L’Koral Incorporated and its Affiliates, employees and agents in this clause (iii) shall not apply in respect of any such person who is involuntarily terminated by the Surviving Company or any of its Subsidiaries following the Closing Date). Peter Koral agrees that he shall cause L’Koral, LLC to comply with its obligations under this Section 6.12(b).
          (c) In consideration of the agreements and obligations set forth in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Class A Unitholder agrees that: (i) during the period commencing on the date hereof and ending on the fourth anniversary of the Closing Date, it will not (and will cause its employees, its agents acting on its behalf and BSMB (defined below) and agents of BSMB acting on its behalf) not to, directly or indirectly, cause, direct or encourage the solicitation for hire of any of the following individuals while he or she remains an employee of the Company, the Surviving Company or any of their respective Subsidiaries: Michael Egeck, Eric Artz, Elizabeth Hampshire, Richard Crane and Tim Keading (collectively, the “Category 1 Executives”); (ii) during the period commencing on the date hereof and ending on the second anniversary of the Closing Date, it will not (and will cause its employees, its agents acting on its behalf and BSMB (defined below) and agents of BSMB acting on its behalf not to), directly or indirectly, cause, direct or encourage the solicitation for hire of any of the following individuals while he or she remains an employee of the Company, the Surviving Company or any of their respective Subsidiaries: Leilani Augustine, Aaron Batista, Alex Sum and Barbara Kolson (collectively, the “Category 2 Executives”); (iii) it will not (and will cause its employees, its agents acting on its behalf and BSMB (defined below) and agents of BSMB acting on its behalf) not to hire any Category 1 Executive until the earlier of (A) the fourth anniversary of the Closing Date and (B) the elapse of twelve months since the termination of such Category 1 Executive’s employment with the Company, the Surviving Company or any of its Subsidiaries (it being understood that the restrictions imposed on BSMB and its employees and agents in this clause (iii) shall not apply in respect of any such person who is involuntarily terminated by the Surviving Company or any of its Subsidiaries following the Closing Date); and (iv) it will not (and will cause its employees, its agents acting on its behalf and BSMB (defined below) and agents of BSMB acting on its behalf) not to hire any Category 2 Executive until the earlier of (A) the second anniversary of the Closing Date and (B) the elapse of twelve months since the termination of such Category 2 Executive’s employment with the Company, the Surviving Company or any of its Subsidiaries (it being understood that the restrictions imposed on BSMB and its employees and agents in this clause (iv) shall not apply in respect of any such person who is involuntarily terminated by the Surviving Company or any of its Subsidiaries following the Closing Date). For the purposes of this Section 6.12(b), “BSMB” means each of (i) Bear Stearns Merchant Capital II, L.P., (ii) Bear Stearns Merchant Capital III, L.P., (iii) Bear Stearns Merchant Manager II, LLC, (iv) Bear Stearns Merchant Manager III, L.P., (v) BSMB/SFAM, LLC, (vi) Bear Stearns Merchant Banking, LLC and (vii) the investment partnerships managed by any of the Persons referred to in clauses (i) through (vi) above.
          (d) If one or more of the provisions contained in this Section 6.12 shall for any reason be held to be excessively broad or unreasonable as to the period, scope or geographical area so as to be unenforceable at Law, such provision or provisions shall be modified or substituted by the appropriate judicial body so as to cover the maximum period, scope or geographical area permitted by applicable Law.
     Section 6.13 Further Assurances; Cooperation. From the date hereof until the Effective Time and for a period of three years thereafter, the Company and each Class B Unitholder hereby agrees to use its reasonable best efforts to cooperate with, and facilitate the efforts of, Buyer, the Surviving Company and their respective Representatives, successors and assigns to record, register, assign, enforce or disclaim Company Intellectual Property Rights and to seek the removal or release of any and all Liens or other encumbrances on Company Intellectual Property Rights, which cooperation shall include, but not be limited to, signing all necessary papers and doing all lawful acts reasonably requisite in connection with the recording, registration, assignment, enforcement and disclaimer of each and every Company Intellectual

Property Right, without further compensation, but at the expense of Buyer, Surviving Company or their successors and assigns, as the case may be. The parties acknowledge and agree that no Class B Unitholder shall be required to incur or assume any expense or liability (other than nominal expenses in the nature of immaterial postage charges and the like) in connection with the foregoing.
     Section 6.14 Obligations of Buyer and Acquisition Sub; Parent Guarantee. Parent (a) shall take all action necessary to cause Buyer and Acquisition Sub to perform their respective obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) hereby absolutely, unconditionally and irrevocably guarantees to the Company the performance of all obligations (including obligations involving the payment of monies) of Buyer and Acquisition Sub under this Agreement.
ARTICLE VII
CONDITIONS TO THE MERGER
     Section 7.1 Conditions to the Obligations of Each Party. The obligations of the Company and Buyer to consummate the Merger are subject to the satisfaction or waiver by the Company and Buyer of the following conditions:
          (a) (i) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated, (ii) the approvals under Foreign Competition Laws relating to the Merger for Germany shall have been obtained or the waiting period under such German Foreign Competition Laws shall have expired or been terminated, and (iii) the approvals under Foreign Competition Laws relating to the Merger for Turkey shall have been obtained or the waiting period under such Turkish Foreign Competition Laws shall have expired or been terminated; and
          (b) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making or taken any action seeking to make the Merger illegal or otherwise prohibiting the consummation of the Merger.
     Section 7.2 Conditions to the Obligations of Buyer. The obligations of Buyer and Acquisition Sub to consummate the Merger are subject to the satisfaction or waiver by Buyer of the following further conditions:
          (a) (i) each of the representations and warranties of the Company contained in Section 4.4 shall be true in all respects,
               (ii) each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality or by a “Company Material Adverse Effect” shall be true and correct, and
               (iii) subject to clause (i), each of the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of each of clauses (i)-(iii) as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date);
          (b) the Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing;
          (c) since the date hereof, there shall not have occurred any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
          (d) the Company shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by its chief executive officer or another senior officer reasonably acceptable to Buyer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied;
          (e) the Company shall have furnished to Buyer, no earlier than 30 days before the Closing, a statement, reasonably satisfactory to Buyer, issued by the Company and signed by an officer of the Company under penalties of perjury, certifying that (i) fifty percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests or (ii) ninety percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents. This statement is intended to comply, and should be interpreted in accordance, with the exemption from withholding provided in Section 1.1445-11T(d)(2) of the Treasury Regulations;
          (f) the Company shall have delivered to Buyer evidence of the termination of the Professional Services Agreement;
          (g) the Company shall have delivered to Buyer evidence of an enforceable agreement with its lead director to forfeit the Special Profits Interest effective at the Effective Time; and
          (h) the Company shall have delivered to Buyer evidence that (i) the Class A Unitholder has executed a Release Agreement in the form attached as Appendix B hereto and (ii) each of the Class B Unitholders has executed a Release Agreement in the form attached as Appendix C hereto, in each case releasing all ownership and other claims against the Company and its Subsidiaries by such holder in such holder’s capacity as a Unitholder under the Company LLC Agreement.
     Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company of the following further conditions:

               (a) each of the representations and warranties of Buyer and Acquisition Sub contained in this Agreement that is qualified as to materiality or by a “Buyer Material Adverse Effect” shall be true and correct, and each of the representations and warranties of Buyer contained in this Agreement that are not so qualified shall be true and correct except for such failures to be true and correct as would not reasonably be expected to have, in the aggregate, a Buyer Material Adverse Effect, in each case as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date);
               (b) Buyer and Acquisition Sub shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing;
               (c) Buyer shall have delivered to the Company a certificate, in form and substance reasonably satisfactory to the Company, to the effect that, as of the Closing, after giving effect to the Merger and the transactions contemplated hereby, Buyer and Acquisition Sub, taken as a whole, will not (i) be insolvent (either because the financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured; and
               (d) Buyer shall have delivered to the Company a certificate, dated as of the Closing and signed by its chief executive officer or another senior officer on behalf of Buyer, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
          Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the Unitholders, as follows:
               (a) by mutual written consent of each of Buyer and the Company;
               (b) by either Buyer or the Company, if
               (i) the Effective Time shall not have occurred on or before August 31, 2007 (the “Termination Date”) and
               (ii) the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date; provided that, if, as of August 31, 2007, all conditions to this Agreement shall have been satisfied or waived (other than those that are satisfied by action taken at the Closing) other than the conditions set forth in Section 7.1(a), then the Termination Date shall automatically be extended to October 31, 2007;
               (c) by either Buyer or the Company, if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have, subject to Section 6.2(c), used its best efforts to remove such Order or other action; and provided, further, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party to perform any of its obligations under this Agreement, including, without limitation, the obligation of Buyer and Acquisition Sub, subject to Section 6.2(c), to take any and all steps necessary in accordance with this Agreement so as to allow the parties to close the transactions contemplated by this Agreement as promptly as practicable;
               (d) by the Company, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b), and (2) cannot be cured on or before the Termination Date, provided that the Company shall have given Buyer written notice, delivered at least ten (10) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination; or
               (e) by Buyer if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) and (2) cannot be cured on or before the Termination Date, provided that Buyer shall have given the Company written notice, delivered at least ten (10) days prior to such termination, stating Buyer’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination.
In the event of termination of this Agreement pursuant to this Section 8.1, this Agreement shall immediately terminate and become void, and each party hereto shall automatically be released and forever discharged by each other party hereto from any and all Claims under this Agreement; provided, however, that (a) the Confidentiality Agreement referred to in Section 6.3(b) and the provisions of Articles VIII and IX shall survive and (b) nothing herein shall relieve any party hereto from liability for any willful breach of this Agreement. The provisions of this paragraph and of Sections 8.4 and Article IX shall survive any termination of this Agreement pursuant to this Section 8.1.
          Section 8.2 Amendment. This Agreement may be amended by mutual agreement of the Parties hereto by action taken by or on behalf of their respective Boards of Directors (or, in the case of Acquisition Sub, its sole member); provided, however, that (i) any amendment of Sections 6.9 or 6.12(c) of this Agreement or of this Section 8.2 shall also require the written consent of the Class A Unitholder and (ii) the amendment of any provision contained in Sections 6.10, 6.11, 6.12 (other than Section 6.12(c)) or 6.13 of this Agreement or of this Section 8.2 shall also require the written consent of the Class B Unitholders. Subject to the proviso contained in the immediately preceding sentence, this Agreement may not be amended except by an instrument or instruments in writing signed by the Parties.
     Section 8.3 Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension, waiver or consent shall only be valid if set forth in an instrument in writing signed by the Person or Persons to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Buyer or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     Section 8.4 Expenses; Transfer Taxes
          (a). Subject to paragraphs (b) and (c) below, all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, except that Buyer shall be responsible for paying, whether or not the Merger or any other transaction is consummated, all filing, consent or similar fees associated with making any filing with or notification to, or obtaining any consent or approval from, any Governmental Authority that may be required to consummate the transactions contemplated by this Agreement, including all costs, fees and expenses associated with the Antitrust Filings.
          (b) Notwithstanding anything to the contrary contained herein, Buyer shall pay all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby regardless of who may be liable therefor under applicable Law.
          (c) If a Reimbursement Event (as defined below in this Section 8.4(c)) occurs, then Parent shall be liable to reimburse the Company for any reasonable and documented fees, costs and expenses (up to a maximum liability of $3,000,000) incurred by (or on behalf of) it or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby (including legal and accounting fees, costs and expenses and any amount paid by or on behalf of SFAM/4400 E.26th Street, LLC pursuant to Section 2.9 of the Deed of Trust, Security Agreement and Fixture Filing, dated as of April 13, 2006, by and among SFAM/4400 E. 26th Street, LLC, Chicago Title Company and Wachovia Bank, N.A.). Parent shall make any such reimbursement payment to the Company by wire transfer of immediately available funds within five Business Days of receiving a written request for the same (including reasonable supporting documentation) from the Company. A “Reimbursement Event” shall be deemed to have occurred if (i) this Agreement is terminated at any time following the Termination Date pursuant to Section 8.1(b) or (c) (with respect to an Order or action under the HSR Act or any Foreign Competition Law) and (ii) at the time of such termination, the condition set forth in Section 7.1(a) or (b) (with respect to any Law or Order relating to the HSR Act or any Foreign Competition Law) has not been satisfied.
ARTICLE IX
GENERAL PROVISIONS
     Section 9.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be.
     Section 9.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):
          if to Parent, Buyer or Acquisition Sub:
VF Corporation
105 Corporate Center Blvd.
Greensboro, NC 27408
Phone: (336) 424-6000
Fax: (336) 424-7696
Attention: Candace S. Cummings,
           Vice President — Administration,
           General Counsel and Secretary
          with copies to:
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
Phone: (650) 752-2007
Fax: (650) 752-3607
Attention: Julia K. Cowles
          if to the Company:
Seven For All Mankind, LLC

4440 East 26th Street
Vernon, California 90023
Phone: (323) 406-5300
Fax: (323) 582-4915
Attention: Chief Executive Officer
          with copies to:
Kirkland & Ellis LLP
153 East 53rd Street
New York, New York 10022
Phone: (212) 446-4800
Fax: (212) 446-6460
Attention: Michael T. Edsall
                 M. Scott Symon
          if to the Class A Unitiholder, to:
BSMB/SFAM, LLC
C/o Bear Stearns Merchant Banking
383 Madison Avenue, 40th Floor
New York, NY 10179
Phone: (212) 272-6785
Fax: (212) 272-7425
Attention: Bodil Arlander
                  John Howard
          with copies to:
Kirkland & Ellis LLP
153 East 53rd Street
New York, New York 10022
Phone: (212) 446-4800
Fax: (212) 446-6460
Attention: Michael T. Edsall
                 M. Scott Symon
          if to either of the Class B Unitholders, to:
L’Koral Inc.
5175 South Soto Street
Vernon, CA 90058-3620
Phone: (323) 584-3500
Fax: (323) 581-0436
Attention:  Peter Koral

          with copies to, in the case of Peter Koral:
Steptoe & Johnson LLP
2121 Avenue of the Stars
Los Angeles CA 90667
Phone: (310) 734-3224
Fax: (310) 734-3300
Attention: Michael R. Heimbold
          and, in the case of L’Koral Incorporated:
Bingham McCutchen LLP
The Water Garden
1620 26th Street
Fourth Floor, North Tower
Santa Monica, CA 90404
Phone: (310) 255-9153
Fax : (310) 907-2000
Attention: Bruce D. Andelson
     Section 9.3 Interpretation; Certain Definitions. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person are also to its permitted successors and assigns.
     Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.
     Section 9.5 Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto.
     Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for (a) the rights of the Unitholders to receive the Aggregate Merger Consideration at the Effective Time and (b) the provisions of each of Section 6.5 and Section 6.9 hereof, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.
     Section 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
     Section 9.8 Consent to Jurisdiction; Enforcement.
          (a) Each of the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in a state or federal court located in Delaware. In addition, each of Buyer, Acquisition Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court. Each of Buyer, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
          (b) Each of Buyer, Acquisition Sub and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 9.8 shall affect the right of any party to serve legal process in any other manner permitted by Law.
     Section 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     Section 9.10 WAIVER OF JURY TRIAL. EACH OF BUYER, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.
[END OF PAGE]
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, Parent, Buyer, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VF CORPORATION
By:	/s/ Mackey J. McDonald
	Name:	Mackey J. McDonald
	Title:	Chairman and Chief Executive Officer

RING COMPANY
By:	/s/ Candace S. Cummings
	Name:	Candace S. Cummings
	Title:	President

RING FIVE LLC
By:	/s/ Franklin L. Terkelsen
	Name:	Franklin L. Terkelsen
	Title:	Vice President

SEVEN FOR ALL MANKIND, LLC
By:	/s/ Michael R. Egeck
	Name:	Michael R. Egeck
	Title:	Chief Executive Officer

For purposes of Sections 3.2(b), 6.12 and 8.2 and Article IX only

BSMB/SFAM, LLC By Bear Stearns Merchant Manager II, LLC, its Manager By JDH Management, its Manager

By:	/s/ John D. Howard
	Name:	John D. Howard
	Title:	Chief Executive Officer

For purposes of Sections 3.2(b), 6.10, 6.11, 6.12, 6.13 and 8.2 and Article IX only,

PETER KORAL
/s/ Peter Koral

For purposes of Sections 3.2(b), 6.11, 6.12, 6.13 and 8.2 and Article IX only, L’KORAL INCORPORATED
By:	/s/ Peter Koral
	Name:	Peter Koral
	Title:	Chairman

Appendix A
As used in the Agreement, the following terms shall have the following meanings:
“Accrued Seller Expenses” means (i) all fees, costs and expenses of Kirkland & Ellis LLP, Ernst & Young LLP, Deloitte & Touche LLP, Steptoe & Johnson LLP and Bingham McCutchen LLP incurred in connection with the transactions contemplated by this Agreement, (ii) any fees payable under the Professional Services Agreement (including those set forth in the agreement described item 6 of Section 6.1 of the Company Disclosure Schedule), (iii) any amount payable by SFAM/4400 E. 26th Street, LLC pursuant to Section 2.9 of the Deed of Trust, Security Agreement and Fixture Filing, dated as of April 13, 2006, by and among SFAM/4400 E. 26th Street, LLC, Chicago Title Company and Wachovia Bank, N.A., (iv) any other “single-trigger” change-in-control payments, prepayment penalties or early termination fees payable by the Company or any of its Subsidiaries upon, and as a result of, the consummation of the Merger, (v) any Executive Tax Equalization Payment, and (vi) any other expenses incurred by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby, in each case to the extent accrued as a Company liability and remaining unpaid after giving effect to the Closing.
“Acquisition Sub” has the meaning set forth in the preamble to this Agreement.
“Affiliate” of a specified Person, means a Person who, directly or indirectly, through one or more intermediaries Controls, is Controlled by, or is under common Control with, such specified Person. For the avoidance of doubt, with respect to the Company, holders of Class A Units and holders of Class B Units shall be deemed to be Affiliates.
“Aggregate Merger Consideration” means the result of (i) $775.0 million, plus (ii) the cash and cash equivalents of the Company as of 11:59 p.m., New York time, on the latest Business Day preceding the Closing Date, minus (iii) the Debt Repayment Amount, minus (iv) the aggregate amount of all monetary obligations of SFAM/4400 E. 26th Street, LLC in respect of principal and accrued but unpaid interest as of the Closing Date under the Promissory Note, dated as of April 13, 2006, in the principal amount of $11,500,000, issued by SFAM/4400 E. 26th Street, LLC in favor of Wachovia Bank, N.A. and minus (v) any Accrued Seller Expenses.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Antitrust Division” has the meaning set forth in Section 6.2(b).
“Antitrust Filings” has the meaning set forth in Section 6.2(b).
“Blue Sky Laws” means state securities or “blue sky” laws.
“Business Day” means any day on which banks are not required or authorized to close in the City of New York.
“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Equity Interests” has the meaning set forth in Section 5.6.
“Buyer Material Adverse Effect” means any change, effect or circumstance (i) that is materially adverse to the business, operations, results of operations or financial condition of Buyer, Acquisition Sub and Buyer’s Subsidiaries taken as a whole, or (ii) that, individually or in the aggregate, may reasonably be expected to prevent or materially delay or materially impair the ability of Buyer or any of its Subsidiaries to consummate the Merger and the other transactions contemplated hereby.
“Certificate of Merger” has the meaning set forth in Section 2.3(a).
“Certificates” has the meaning set forth in Section 3.1(b).
“Claim” means claims, demands, causes of action, damages, liabilities and obligations of any nature whatsoever (whether known or unknown, suspected or claimed, absolute or contingent, matured or unmatured, determined or determinable).
“Class A Unitholder” means BSMB/SFAM, LLC
“Class A Units” has the meaning given such term in the Company LLC Agreement.
“Class B Units” has the meaning given such term in the Company LLC Agreement.
“Class B Unitholders” means, together, Peter Koral and L’Koral Incorporated.
“Class C Units” has the meaning given such term in the Company LLC Agreement.
“Class C-1 Units” has the meaning given such term in the Company LLC Agreement.
“Class C-2 Units” has the meaning given such term in the Company LLC Agreement.
“Class C-3 Units” has the meaning given such term in the Company LLC Agreement.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), each other material benefit plan, arrangement or policy, and each employment, severance or similar agreement, arrangement or policy, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability.
“Company Disclosure Schedule” has the meaning set forth in Article IV.

“Company Employees” has the meaning set forth in Section 6.8(a).
“Company Intellectual Property Rights” has the meaning set forth in Section 4.14(a).
“Company Material Adverse Effect” means any change, effect or circumstance that is materially adverse to the business, operations, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, other than any change, effect or circumstance relating to or resulting from (i) changes in general economic conditions or securities or credit markets in general; (ii) any events, circumstances, changes or effects that affect the luxury or contemporary apparel industries generally; (iii) any changes in Laws or accounting rules or policies applicable to the Company or any of the Company’s Subsidiaries or any of their respective properties or assets; or (iv) any outbreak or escalation of hostilities or war or any act of terrorism; or (v) the announcement or the existence of, or compliance with, this Agreement and the transactions contemplated hereby; provided that, in the cases of clauses (i) and (ii), such change, effect or circumstance does not affect the Company and its Subsidiaries taken as a whole in a materially disproportionate manner.
“Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement, dated as of March 4, 2005, of the Company, as amended.
“Company Material Contract” has the meaning set forth in Section 4.20.
“Company Organizational Documents” has the meaning set forth in Section 4.3.
“Company Permits” has the meaning set forth in Section 4.7.
“Company Return” has the meaning set forth in Section 6.9(b).
“Company Subsidiary Securities” has the meaning set forth in Section 4.2.
“Competing Party” has the meaning set forth in Section 6.11.
“Confidentiality Agreement” means the confidentiality agreement dated May 14, 2007 between Buyer and the Company.
“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
“D&O Insurance” has the meaning set forth in Section 6.5(c).
“Debt Agreements” means (i) the Financing Agreement, dated as of March 4, 2005, by and among the Company as borrower, Ableco Finance LLC as administrative and collateral agent, and each of the guarantor and lender parties thereto (as amended), (ii) the Loan and Security Agreement, dated as of March 4, 2005, by and among the Company as borrower, Congress Financial Corporation (Western) as administrative and collateral agent, Wachovia Capital Markets, LLC and JPMorgan Chase Bank, N.A. as co-lead arrangers, co-syndication agents and joint bookrunners, and each of the lender parties thereto (as amended), (iii) the Junior

Subordinated Contingent Note, dated as of March 4, 2005, issued by the Company in favor of L’Koral Incorporated, (iv) the Credit Agreement, dated as of September 12, 2006, between Seven For All Mankind Europe B.V. and ABN AMRO Bank N.V. and (v) the Financial Services Agreement, dated as of August 18, 2006, between Seven For All Mankind Europe B.V. and IFN Finance B.V.
“Debt Repayment Amount” has the meaning set forth in Section 3.2(a).
“Delaware Law” has the meaning set forth in the recitals to the Agreement.
“Effective Time” has the meaning set forth in Section 2.3(a).
“Environmental Laws” has the meaning set forth in Section 4.19.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Executive Tax Equalization Payment” means any payment required to be made by the Company to Mr. Eric Artz pursuant to the agreement described in item 7 of Section 6.1 of the Company Disclosure Schedule.
“Final Debt Repayment Amount” has the meaning set forth in Section 3.2(a).
“Foreign Competition Laws” has the meaning set forth in Section 4.6.
“FTC” means the United States Federal Trade Commission.
“GAAP” means the United States generally accepted accounting principles.
“Governmental Authority” means any United States (federal, state or local) or foreign government, or governmental, regulatory, judicial or administrative authority, agency or commission.
“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“HSR Filing” has the meaning set forth in Section 6.2(b).
“Incentive Units” has the meaning given such term in the Company LLC Agreement.
“Indemnitee” means any individual who, on or prior to the Effective Time, was an officer or director of the Company or served on behalf of the Company as an officer or director of any of the Company’s Subsidiaries or Affiliates or any of their predecessors in all of their capacities (including as stockholder, Controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer or director.
“Intellectual Property Rights” has the meaning set forth in Section 4.14(a).

“IRS” means the United States Internal Revenue Service.
“Knowledge” means the actual knowledge of the following officers and employees of the Company and Buyer, without benefit of an independent investigation of any matter, as to (i) the Company: Peter Koral, Michael Egeck, Eric Artz, Dennis Kelly and Barbara Kolsun and (ii) Buyer: Frank Terkelsen, Corrine Doran, Candace Cummings, Robert Shearer, Mackey McDonald and Eric Wiseman.
“Koral Agreement” has the meaning set forth in Section 6.10.
“La Rok Unit” has the meaning set forth in Section 6.11.
“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.
“Lease” has the meaning set forth in Section 4.17(a).
“Leased Real Property” has the meaning set forth in Section 4.17(a).
“Lien” means liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.
“Merger” has the meaning set forth in the recitals to the Agreement.
“Merger Consideration Certificate” has the meaning set forth in Section 3.2(b).
“New Plans” has the meaning set forth in Section 6.8(c).
“NYSE” means the New York Stock Exchange.
“Order” means any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.
“Owned Real Property” has the meaning set forth in Section 4.17(a).
“Parent” has the meaning set forth in the Preamble.
“Parties” has the meaning set forth in the Preamble.
“Payoff Letters” has the meaning set forth in Section 3.2(a).
“Permitted Lien” means (i) any Lien for Taxes not yet due and payable or being contested in good faith and by adequate proceedings and for which adequate accruals or reserves have been established on the Company Financial Statements, (ii) Liens securing indebtedness or liabilities that are reflected in the Company Financial Statements to the extent so reflected, (iii) such non-monetary Liens or other imperfections of title, if any, that, do not have, and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, including, without limitation, (A) easements, rights of way, restrictions, encumbrances, covenants, conditions, imperfections or any other matters affecting the Real Property (whether shown or not shown by the public records) including boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) rights of parties in possession and (C) title to any portion of the Real Property lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to the Real Property and improvements located thereon, including zoning laws, ordinances and regulations now or hereafter in effect, (v) Liens disclosed on existing title reports or existing surveys, (vi) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, builders’, contractors’ and similar Liens, incurred in the ordinary course of business which are not delinquent or which are being contested in good faith and (vii) any usual and customary restrictions on contracts or other agreements affecting Real Property.
“Person” means an individual, a corporation, limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a Governmental Entity.
“Per Unit Merger Consideration” means (i) for any Class A Unit, the sum of (a) the Unreturned Class A Priority Amount for such Class A Unit immediately prior to the Effective Time, plus (b) the Per Unit Residual Merger Consideration, (ii) for any Class B Unit, the sum of (a) the Unreturned Class B Priority Amount for such Class B Unit immediately prior to the Effective Time, plus (b) the Per Unit Residual Merger Consideration, and (iii) for any vested Incentive Unit, the sum of (a) the Per Unit Tax Distribution Amount plus the Per Unit Residual Merger Consideration.
“Per Unit Residual Merger Consideration” means the quotient of (i) the amount by which the Aggregate Merger Consideration exceeds the sum of (a) the aggregate Unreturned Class A Priority Amount immediately prior to the Effective Time for all Class A Units then outstanding, plus (b) the aggregate Unreturned Class B Priority Amount immediately prior to the Effective Time for all Class B Units then outstanding, plus (c) the product of (x) the aggregate number of Incentive Units outstanding immediately prior to the Effective Time multiplied by (y) the Per Unit Tax Distribution Amount, divided by (ii) the aggregate number of Class A Units, Class B Units and Incentive Units outstanding immediately prior to the Effective Time.
“Per Unit Tax Distribution Amount” means $199.84.
“Professional Services Agreement” means the Professional Services Agreement, dated as of March 4, 2005, between the Company and Bear Stearns Merchant Manager II, LLC.
“Owned Real Property” has the meaning set forth in Section 4.17(a).
“Representatives” has the meaning set forth in Section 6.3(a).
“Scheduled Intellectual Property Rights” has the meaning set forth in Section 4.14(a).
“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” has the meaning set forth in Section 2.3(a).
“Securities Act” means the United States Securities Act of 1933, as amended.
“Schedule of Members” has the meaning given such term in the Company LLC Agreement.
“Special Profits Interest” has the meaning assigned to such term in the Company LLC Agreement.
“Straddle Returns” means all Tax Returns of the Company and its Subsidiaries for Tax periods that begin before the Closing Date and end after the Closing Date.
“Subsidiary” of any Person, means any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
“Surviving Company” has the meaning set forth in Section 2.1.
“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges; liability for the payment of any of the foregoing as transferee; and liability for the payment of any of the foregoing as a result of (x) being a member of an affiliated, consolidated, combined or unitary group, (y) being party to any tax sharing agreement and (z) any express or implied obligation to indemnify any other Person with respect to the payment of any of the foregoing.
“Tax Returns” means returns, reports, documents and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.
“Termination Date” has the meaning set forth in Section 8.1(b).
“Unit” has the meaning given such term in the Company LLC Agreement.
“Unitholder” has the meaning given such term in the Company LLC Agreement.
“Unreturned Class A Priority Amount” has the meaning given such term in the Company LLC Agreement.

“Unreturned Class B Priority Amount” has the meaning given such term in the Company LLC Agreement.